Exhibit 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER OF FISCAL YEAR 2010

•	Revenues: Up 8 percent (7 percent internal) to $2.75 billion

•	Operating Income: Up 17 percent to $221 million

•	Diluted EPS from Continuing Operations: Up 19 percent to $0.31

•	Reaffirming guidance for fiscal year 2010

(SAN DIEGO and MCLEAN, VA) – September 2, 2009 – SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the second quarter of fiscal year 2010, which ended July 31, 2009.

“SAIC delivered another quarter of solid program execution and financial performance in the second quarter of fiscal year 2010,” said Ken Dahlberg, SAIC chairman and chief executive officer. “As we look forward to the transition to Walt Havenstein’s leadership later this month, the company’s employees and capabilities have created a strong foundation for continued growth.”

Summary Operating Results

Revenues for the quarter were $2.75 billion, up 8 percent from $2.55 billion in the second quarter of fiscal year 2009. Internal, or non-acquisition, growth represented 7 percentage points of the consolidated growth for the quarter. Key drivers of internal growth included recent wins in defense logistics, information technology, and cyber-security as well as increased tasking on existing defense programs.

Operating income for the quarter was $221 million (8.0 percent of revenue), up 17 percent from $189 million (7.4 percent of revenue) in the second quarter of fiscal year 2009. Growth in quarterly operating income margin percentage was driven by continued improvements in cost efficiency and program performance. Income from continuing operations for the quarter was $125 million, up 19 percent from $105 million in the second quarter of fiscal year 2009. Income from continuing operations benefited from a year-over-year improvement in the effective tax rate from 40.7 percent to 38.1 percent.

Diluted earnings per share (EPS) from continuing operations for the quarter were $0.31, up 19 percent from $0.26 in the second quarter of fiscal year 2009, driven by the increase in income from continuing operations and a lower share count compared to the prior year quarter. The diluted share count for the quarter was 388 million, down 3 percent from 400 million in the second quarter of fiscal year 2009, due primarily to share repurchases made over the last four quarters. Diluted earnings per share, which include discontinued operations, were $0.31 for the quarter, up 15 percent from $0.27 in the second quarter of fiscal year 2009.

Cash Generation and Capital Deployment

Cash flow from operations for the quarter was $109 million (or 0.9 times income from continuing operations) compared to $230 million in the second quarter of fiscal year 2009. The drop in cash flow from operations primarily resulted from an additional payroll cycle in the current quarter, accounting for approximately $150 million of the year-over-year difference. Cash collections continued to be strong as days sales outstanding were 64 days, an improvement of four days sequentially and two days year-over-year.

The company acquired Atlan, Inc., a small cyber-security product testing firm, during the quarter. In addition, the company acquired R.W. Beck Group, Inc., a leading provider of business and technical consulting services in engineering, energy and infrastructure, after the close of the second quarter.

During the quarter, the company used $53 million to repurchase approximately 3 million shares including 2 million under the company’s stock repurchase program and the remainder in recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events. Whether any future repurchases are made and the timing and actual number of shares repurchased under the stock repurchase program will depend on a variety of factors, including share price, corporate capital requirements, and other market conditions. As of July 31, 2009, the company had $951 million in cash and cash equivalents and $1.1 billion in long-term debt.

New Business Awards

Net new business bookings totaled $2.3 billion in the second quarter, representing a book-to-bill ratio of 0.8, reflecting an industry-wide slow down in contract awards and an increase in proposals awaiting adjudication. Net bookings are calculated as the period’s ending backlog plus the period’s revenue less the prior period’s ending backlog and backlog obtained in acquisitions. No bookings value is assigned unless the company has received a signed contract for a priced statement of work.

Large, competitive definite delivery contract awards received during the quarter include:

•

Mine Resistant Ambush Protected (MRAP) Joint Logistics Integrator (JLI) Support. SAIC was awarded a thirty-month, $357 million task order to provide JLI and operational readiness services for MRAP vehicles in Iraq, Afghanistan, and Kuwait. SAIC will provide logistics planning, management, and analytical support to maximize fleet readiness and sustainment.

•

Army Chief Information Officer (CIO) Support. Under a three-year, $55 million task order, SAIC will provide technical, analytical, and management support services to the U.S. Army’s CIO in the areas of enterprise architecture, portfolio management, strategy and technology assessment and operations.

•

Army Director of Information Management (DOIM) Support. SAIC received a five-year, $30 million task order from the U.S. Army’s DOIM at Fort Polk, La., to provide a variety of information technology and network support services, including information assurance; automation and network support; and telephone, wireless and data communications services.

In addition, SAIC also won several indefinite-delivery/indefinite-quantity (IDIQ) contracts that are not included in net bookings. The most notable IDIQ awards during the quarter were:

•

U.S. Department of Homeland Security (DHS) National Communications System (NCS) Support. SAIC was awarded a prime contract by the U.S. DHS Office of Cybersecurity and Communication to provide scientific, engineering and technical services in support of the NCS, a cornerstone of the country’s ability to provide key communications services to support government functions during emergencies. The new multiple-award contract has a five-year period of performance and a combined ceiling value of $388 million for all awardees.

•

U.S. Joint Forces Command (USJFCOM) Joint Concept Development and Experimentation Directorate (J-9) Support. SAIC was awarded a five-year, $284 million contract by USJFCOM J-9 to provide research, development, engineering and technical services. Under the contract, SAIC will conduct studies and simulation, and provide concept definition, research, analysis and technological assessments.

•

Space and Naval Warfare (SPAWAR) Systems Center Atlantic Support. SAIC was awarded a prime contract by SPAWAR to provide command and control integration support. The multiple-award contract has a five-year period of performance and a potential value of more than $196 million. SAIC will provide engineering and technical support services for the development, test and evaluation, and life cycle support of command, control, communications, computer, intelligence, surveillance and reconnaissance systems and related equipment and subsystems.

The company’s backlog of signed business orders at the end of the second quarter of fiscal year 2010 was $16.3 billion, of which $5.6 billion was funded. As compared to the end of the second quarter of fiscal year 2009, total backlog increased 2 percent and funded backlog increased 4 percent. The negotiated unfunded backlog of $10.7 billion is the estimated amount to be earned in the future from negotiated contracts for which funding has not been authorized and priced but unexercised contract options. Negotiated unfunded backlog does not include any estimate of future expected task orders to be awarded under IDIQ or other master agreement contract vehicles.

Forward Guidance

The company currently expects to achieve all of its long-term financial goals in fiscal year 2010:

•	Growing revenue internally in the six percent to nine percent range;

•	Improving operating income margin by 20 to 30 basis points until reaching a sustainable level between eight percent and nine percent; and

•	Growing earnings per share from 11 percent to 18 percent.

Mark Sopp, SAIC chief financial officer commented, “The company’s continued strong execution enables us to reaffirm our expectation that we will achieve our long-term financial growth goals again in fiscal year 2010. We are positioned to see increased contract awards in the second half of the year, which should provide a strong foundation as we head into fiscal year 2011.”

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 45,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. SAIC had annual revenues of $10.1 billion for its fiscal year ended January 31, 2009. For more information, visit www.saic.com.

SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, earnings, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government reviews, audits and investigations of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly report on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of September 2, 2009. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis

703-676-2283

stuart.davis@saic.com

Media Relations:
Laura Luke 703-676-6533 laura.luke@saic.com	Melissa Koskovich 703-676-6762 melissa.l.koskovich@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31		Six Months Ended July 31
	2009	2008	2009	2008
Revenues	$2,749	$2,554	$5,398	$4,921
Costs and expenses:
Cost of revenues	2,369	2,200	4,664	4,252
Selling, general and administrative expenses	159	165	309	306

Operating income	221	189	425	363
Non-operating income (expense):
Interest income	—	6	1	14
Interest expense	(19)	(21)	(38)	(40)
Other income, net	—	3	3	11

Income from continuing operations before income taxes	202	177	391	348
Provision for income taxes	(77)	(72)	(149)	(138)

Income from continuing operations	125	105	242	210
Discontinued operations:
Loss from discontinued operations before income taxes	(3)	(5)	(4)	(8)
Benefit for income taxes	1	9	1	10

Income (loss) from discontinued operations	(2)	4	(3)	2

Net income	$123	$109	$239	$212

Earnings per share (a):
Basic:
Income from continuing operations	$0.32	$0.26	$0.60	$0.51
Income (loss) from discontinued operations	(0.01)	0.01	—	0.01

	$0.31	$0.27	$0.60	$0.52

Diluted:
Income from continuing operations	$0.31	$0.26	$0.60	$0.50
Income (loss) from discontinued operations	—	0.01	(0.01)	0.01

	$0.31	$0.27	$0.59	$0.51

Weighted average shares outstanding:
Basic	384	392	388	397

Diluted	388	400	392	405

(a)	FASB Staff Position (FSP) No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” requires an allocation of income from continuing operations and net income to the Company’s unvested stock awards which are considered participating securities in accordance with the FSP. The Company apportioned $4 million and $8 million of income from each of continuing operations and net income for the three and six months ended July 31, 2009, respectively, to unvested stock awards for the purposes of calculating earnings per share. Comparative amounts for the three and six months ended July 31, 2008 were $3 million and $6 million, respectively. The Company’s unvested stock awards are excluded from weighted average shares outstanding.

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	July 31, 2009	January 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$951	$936
Receivables, net	1,964	1,889
Inventory, prepaid expenses and other current assets	327	385
Assets of discontinued operations	—	7

Total current assets	3,242	3,217
Property, plant and equipment, net	385	357
Intangible assets, net	75	88
Goodwill	1,260	1,249
Deferred income taxes	83	86
Other assets	59	51

	$5,104	$5,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,173	$1,178
Accrued payroll and employee benefits	477	487
Notes payable and long-term debt, current portion	3	17
Liabilities of discontinued operations	—	1

Total current liabilities	1,653	1,683
Notes payable and long-term debt, net of current portion	1,103	1,099
Other long-term liabilities	192	182

Stockholders’ equity:
Preferred stock, $.0001 par value, 1.5 billion shares authorized, 189 million and 196 million shares issued and outstanding at July 31, 2009 and January 31, 2009, respectively	—	—
Common stock, $.0001 par value, 2 billion shares authorized, 209 million and 210 million shares issued and outstanding at July 31, 2009 and January 31, 2009, respectively	—	—
Additional paid-in capital	2,025	1,950
Retained earnings	173	183
Accumulated other comprehensive loss	(42)	(49)

Total stockholders’ equity	2,156	2,084

	$5,104	$5,048

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended July 31		Six Months Ended July 31
	2009	2008	2009	2008
Cash flows from operations:
Net income	$123	$109	$239	$212
Loss (income) from discontinued operations	2	(4)	3	(2)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	22	22	44	44
Stock-based compensation	26	26	51	45
Excess tax benefits from stock-based compensation	(1)	(16)	(14)	(43)
Impairment losses	1	—	1	—
Other items	2	3	1	(3)
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	54	55	(70)	17
Inventory, prepaid expenses and other current assets	(29)	(12)	11	(45)
Deferred income taxes	1	1	1	—
Other assets	3	(4)	4	(8)
Accounts payable and accrued liabilities	(49)	(9)	(13)	10
Accrued payroll and employee benefits	(32)	94	(8)	—
Income taxes payable	(15)	(34)	18	13
Other long-term liabilities	1	(1)	4	4

Total cash flows provided by operations	109	230	272	244
Cash flows from investing activities:
Expenditures for property, plant and equipment	(16)	(13)	(28)	(25)
Acquisition of businesses, net of cash acquired	(9)	(65)	(9)	(200)
Net receipts (payments) for purchase price adjustments related to prior year acquisitions	8	(1)	8	(3)
Other	(1)	4	10	12

Total cash flows used in investing activities	(18)	(75)	(19)	(216)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(1)	(8)	(16)	(110)
Sales of stock and exercises of stock options	14	22	34	50
Repurchases of stock	(53)	(157)	(276)	(416)
Excess tax benefits from stock-based compensation	1	16	14	43
Other	—	(1)	—	(1)

Total cash flows used in financing activities	(39)	(128)	(244)	(434)

Increase (decrease) in cash and cash equivalents from continuing operations	52	27	9	(406)

Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	—	6	(1)	7
Cash provided by (used in) investing activities of discontinued operations	(3)	(3)	2	(5)

Increase (decrease) in cash and cash equivalents from discontinued operations	(3)	3	1	2

Effect of foreign currency exchange rate changes on cash and cash equivalents	4	—	5	—

Total increase (decrease) in cash and cash equivalents	53	30	15	(404)

Cash and cash equivalents at beginning of period	898	662	936	1,096

Cash and cash equivalents at end of period	$951	$692	$951	$692

SAIC, INC.

INTERNAL REVENUE GROWTH PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, in millions)

In this release, we refer to internal revenue growth percentage, which is a non-GAAP financial measure that may be required to be reconciled to the most directly comparable GAAP financial measure. We calculate our internal revenue growth percentage by comparing our reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to our prior year period reported revenue. We use internal revenue growth percentage as an indicator of how successful we are at growing our base business and how successful we are at growing the revenues of the businesses that we acquire. Achievement of revenue targets based on internal revenue growth is also a measure used, in part, for determining incentive compensation for our executives and the broader employee population.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth percentage is one of two components of the total revenue growth percentage, which is the most directly comparable GAAP financial measure. We address this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. The method that we use to calculate internal revenue growth percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth percentages for the three and six months ended July 31, 2009 were calculated as follows:

	Three Months Ended July 31, 2009	Six Months Ended July 31, 2009
Government segment:
Prior year period’s revenues, as reported	$2,426	$4,675
Revenues of acquired businesses for the comparable prior year period	4	24

Prior year period’s revenues, as adjusted	$2,430	$4,699
Current year period’s revenues, as reported	2,634	5,170

Internal revenue growth	$204	$471

Internal revenue growth percentage	8%	10%

Commercial segment:
Prior year period’s revenues, as reported	$128	$246
Revenues of acquired businesses for the comparable prior year period	1	6

Prior year period’s revenues, as adjusted	$129	$252
Current year period’s revenues, as reported	117	231

Internal revenue growth	$(12)	$(21)

Internal revenue growth percentage	(9)%	(8)%

Total:
Prior year period’s revenues, as reported	$2,554	$4,921
Revenues of acquired businesses for the comparable prior year period	5	30

Prior year period’s revenues, as adjusted	$2,559	$4,951
Current year period’s revenues, as reported	2,749	5,398

Internal revenue growth	$190	$447

Internal revenue growth percentage	7%	9%